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                                                                   EXHIBIT 10.12
                              SEPARATION AGREEMENT

     This separation agreement ("Separation Agreement") is entered into this day of July, 1998 (the "Effective Date"), by and between PhotoDisc Inc. ("PhotoDisc"), Getty Images, Inc. ("Getty Images") and Robert J. Chamberlain ("Chamberlain").

                                  I. RECITALS

     A. Chamberlain is currently employed by PhotoDisc as Co-President. Getty Images is the parent company of PhotoDisc.

     B. The parties agree that it is in their mutual interest for Chamberlain to resign from his employment with PhotoDisc.

     C. The parties desire to agree on a separation package to aid Chamberlain's transition to alternative employment.

                                 II. AGREEMENT

     In consideration of the foregoing recitals, the parties agree as follows:

     1. SEPARATION OF EMPLOYMENT. Chamberlain resigns from his employment with PhotoDisc effective July 1, 1998 (the "Separation Date").

     2. SEPARATION PACKAGE. PhotoDisc and Getty Images agree to provide Chamberlain with the following benefits:

     a. Separation Pay. PhotoDisc and Getty Images agree that Chamberlain shall continue to be paid his current regular salary from the Separation Date through May 31, 1999. Any such salary continuation payments PhotoDisc and Getty Images are obligated to make shall be paid, at Chamberlain's election either by check or via direct deposit, in installments consistent with PhotoDisc's normal payroll periods; provided, however, that the first payment shall not be made until after the Effective Date of this Agreement.

     b. Bonus. PhotoDisc and Getty Images agree to pay Chamberlain a bonus equal to 20 percent of the salary continuation payments Chamberlain is entitled to receive under this Separation Agreement. Such bonus shall be paid in two equal installments, the first bonus installment to be included in the first salary continuation payment made after the effective date of this Separation Agreement, and the remaining bonus installment to be included in the final salary continuation payment made under this Separation Agreement.

     c. Health Insurance. PhotoDisc will provide Chamberlain and his dependents with continued medical, dental and vision benefits under its current health insurance policies for 18 months following the Separation Date ("COBRA" benefits). If Chamberlain makes timely application for such COBRA benefits, PhotoDisc agrees that it will pay the premiums for such coverage to the same extent paid by the PhotoDisc immediately prior to the effective date of this Separation Agreement through May 31, 1999 or the date on which Chamberlain becomes eligible for health insurance coverage through a new employer, whichever is earlier. If Chamberlain becomes reemployed with another employer prior to May 31, 1999, Chamberlain agrees to notify PhotoDisc within 30 days of becoming eligible for health insurance benefits through his new employer. If Chamberlain is not eligible for health insurance through another employer on May 31, 1999, Chamberlain may continue coverage for himself and his dependents for the remainder of the COBRA period at his own expense. It is the intent of the parties that Chamberlain's COBRA rights begin to run on the Separation Date.

     Chamberlain acknowledges the parties' agreement that the separation package described above is designed to aid Chamberlain's transition to alternative employment, and that the specified benefits do not constitute benefits to which he would otherwise be entitled under existing employee benefit plans provided by

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PhotoDisc or under any pre-existing contract between Chamberlain and PhotoDisc or between Chamberlain and Getty Images.

     3. STOCK OPTIONS. The parties agree that stock options previously granted Chamberlain via the Employment Agreement dated February 9, 1998 between Chamberlain and PhotoDisc and/or via the Non-Qualified Stock Option Agreement dated February 9, 1998 between Chamberlain and Getty Images shall continue to vest through May 1, 1999. Such options shall remain outstanding until February 1, 2008. The options previously granted to Chamberlain by PhotoDisc shall continue to vest through May 16, 1999, and shall remain outstanding for 10 years following the date on which such options were granted.

     4. ACCRUED VACATION. PhotoDisc agrees to pay Chamberlain for his accrued but unused vacation as of the Effective Date of this Separation Agreement.

     5. TAX WITHHOLDING. All payments made under this Separation Agreement shall be subject to applicable federal income tax, social security and any other required withholdings.

     6. RELEASE. Chamberlain accepts the benefits contained in this Separation Agreement in full satisfaction of all his rights and interests relating to his employment with and separation from PhotoDisc and in full satisfaction of all his rights and interests arising under any pre-existing agreement between the parties including, without limitation, the Employment Agreement dated February 9, 1998 between Chamberlain and PhotoDisc and any and all option agreements between Chamberlain and PhotoDisc or between Chamberlain and Getty Images. In consideration therefore, Chamberlain hereby releases PhotoDisc, its affiliates, its parent Getty Images, and their respective successors, past and present officers, directors, agents, and employees (the "PhotoDisc Affiliates") from all claims (other than claims for the payments provided for under this Separation Agreement), causes of action or liabilities, suspected or unsuspected and irrespective of any present lack of knowledge of any possible claim or of any fact or circumstance pertaining thereto, which Chamberlain may have or claim to have against PhotoDisc or any of the foregoing arising from or during his employment or as a result of his separation from employment. This release specifically covers, but is not limited to, any workers' compensation or disability claims under state law; any claims of discrimination based on race, color, national origin, sex, marital status, or physical or mental disability under any federal, state, or local law, rule, or regulation; any contract or tort claims arising under federal, state, or local law; any claims arising under federal, state or local law based on promises made or allegedly made by PhotoDisc or the PhotoDisc Affiliates to Chamberlain; and any claims under any express or implied contract or legal restrictions on PhotoDisc's right to terminate its employees. Chamberlain hereby covenants not to assert any such claims or causes of action.

     7. OTHER CLAIMS OR LAWSUITS. Chamberlain represents that as of the date of the Separation Agreement, he has not filed any complaints, charges or lawsuits against PhotoDisc with any governmental agency or any court.

     8. NO ADMISSION. Nothing in this Separation Agreement shall be construed as any indication that PhotoDisc has acted wrongfully towards Chamberlain or any other person.

     9. NO DISPARAGEMENT. PhotoDisc and Chamberlain agree that neither will make any derogatory or disparaging statements about the other party or, in the case of Chamberlain, the PhotoDisc Affiliates, including, without limitation, in any discussion with third parties, in a press release, or in any other similar forum or manner. This prohibition specifically includes any statements about Chamberlain if made by PhotoDisc through its officers or directors or those of the PhotoDisc Affiliates, and any statements made about PhotoDisc or the PhotoDisc Affiliates, their officers and/or directors, if made by Chamberlain. This paragraph shall not in any way prohibit either party from making whatever statements are necessary in order to defend itself in any third-party litigation, or as otherwise required by law or legal process.

     10. CHARACTERIZATION OF SEPARATION. PhotoDisc and Chamberlain agree that PhotoDisc will announce Chamberlain's separation to PhotoDisc personnel via the internal announcement attached to this Separation Agreement as Exhibit A. The parties further agree, and PhotoDisc agrees on behalf of the PhotoDisc Affiliates, to characterize Chamberlain's separation in a manner consistent with said internal announcement in any discussions or communications with third parties.
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     11.   INDEMNIFICATION.  PhotoDisc agrees that nothing in this Separation
Agreement shall alter Chamberlain's entitlement to corporate officer indemnification under PhotoDisc's corporate bylaws.

     12. VOLUNTARY EXECUTION. Chamberlain represents that he has read, considered, and fully understands this Separation Agreement and all its terms, and executes it freely and voluntarily.

     13. CONSTRUCTION OF AGREEMENT; GOVERNING LAW. Each party has had a full and complete opportunity to review this Separation Agreement, and has been given the opportunity to have counsel review it. Accordingly, the parties agree that the common law principles of construing ambiguities against the drafter shall have no application to this Separation Agreement. Interpretation of this Separation Agreement shall be under Washington law. If any such action is necessary to enforce the terms of this Separation Agreement, the substantially prevailing party shall be entitled to receive reasonable attorneys' fees and costs.

     14. NO REPRESENTATIONS. Chamberlain represents that in entering into this Separation Agreement, he does not rely and has not relied upon any representation or statement made by PhotoDisc or the PhotoDisc Affiliates or any of their respective employees or agents concerning this Separation Agreement.

     15. CONFIDENTIALITY. Chamberlain agrees to keep the terms of this Separation Agreement confidential, except for communications about it with his immediate family, attorney or accountants or other professional financial advisors. Chamberlain further agrees to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals referenced above to whom disclosure is authorized, and agrees to accept responsibility for any breach of confidentiality by any individual to whom he disclosed the terms of the Separation Agreement. Chamberlain agrees that damages for breach of this Confidentiality provision would be difficult to determine and therefore agrees that this provision may be enforced by temporary or permanent injunction. The right to such injunctive relief shall be in addition to and not in place of any further remedies to which PhotoDisc may be entitled.

     16. COMPLETE AGREEMENT. This Separation Agreement constitutes a full and final resolution of all matters in any way related to Chamberlain's employment with and separation from PhotoDisc. This Separation Agreement supersedes any and all other agreements between the parties including without limitation the Employment Agreement dated February 9, 1998 between Chamberlain and PhotoDisc, with the express exception of the following: Section 6 of the above-referenced Employment Agreement is hereby incorporated by reference; provided, however, that, in addition to the circumstances described in Section 6, paragraph (a)
(i)-(iii) of said Employment Agreement, the execution of this Separation Agreement is sufficient to trigger the obligations owed under paragraphs (a) through (f) of Section 6, and further provided that the "Restricted Period" specified in paragraph (a) of Section 6 shall terminate effective May 31, 1999. Consistent with the remainder of this Separation Agreement, the incorporated portion of the February 9, 1998 Employment Agreement shall be interpreted in accordance with Washington law. Except as provided in this Separation Agreement, there are no other wages, bonuses or benefits of any kind owed by PhotoDisc or Getty Images to Chamberlain.

     17. AMENDMENT. The parties agree that no modification, change or amendment of this Separation Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

     18. SEVERABILITY. If any provision of this Separation Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction or in any arbitration proceeding, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any way affect or render invalid or unenforceable any other provision of this Separation Agreement or portion thereof, and this Separation Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision shall be deemed, without further action on the part of the parties, modified, amended or limited to the extent necessary to render the same valid and enforceable.

     19. TITLES. The titles of the paragraphs of this Separation Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of the Separation Agreement.
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     IN WITNESS WHEREOF, the parties have executed this Separation Agreement effective as of the day and year first written above.

ROBERT J. CHAMBERLAIN

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Robert J. Chamberlain

PHOTODISC, INC.
By
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Its
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GETTY IMAGES, INC.
By
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Its
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

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